As filed with the Securities and Exchange Commission on October 16, 2008

Registration No. 333-148276

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________

DASSAULT SYSTÈMES
(Exact name of Registrant as specified in its charter)

France (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

9, Quai Marcel Dassault, B.P. 310
92150 Suresnes, France
(33-1) 40-99-40-99
(Address of Registrant’s principal executive offices)

Dassault Systèmes 2006 Stock Options Plan
(Full title of the plans)

Dassault Systèmes of America
6320 Canoga Avenue
Trillium East Tower
Woodland Hills, CA 91367-2526
(818) 999-2500
 (Name, address and telephone number of agent for service)

Copies to:
Sami Toutounji
Shearman & Sterling LLP
114, avenue des Champs-Elysées
75008 Paris, France
(33-1) 53.89.70.00

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-148276 (the “Registration Statement”) is being filed to deregister certain ordinary shares, nominal value €1 per share (the “Shares”), of Dassault Systèmes S.A. (the “Registrant”) that were registered for issuance pursuant to the Dassault Systèmes 2006 Stock Options Plan (the “Plan”).  The Registration Statement registered 648,700 Shares issuable pursuant to the Plan.

On October 16, 2008, the Registrant filed a Form 15F with the Securities and Exchange Commission to effect the deregistration of its Shares.  In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Dassault Systèmes S.A., a corporation organized and existing under the laws of France, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8  to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Suresnes, France, on the 16th day of October, 2008.

DASSAULT SYSTÈMES S.A.

By:	/s/ Thibault de Tersant
Name:	Thibault de Tersant
Title:	Senior EVP and Chief Financial Officer